Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Fiscal 2016 Results

•                  Fiscal 2016 net earnings per share for the year up 15.7 percent to a record $2.06

•                  Professional segment drives solid performance for the year

•                  Quarterly cash dividend increased 16.7 percent to $0.175 per share

BLOOMINGTON, Minn. (December 8, 2016) — The Toro Company (NYSE: TTC) today reported net earnings of $231.0 million, or $2.06 per share, on a net sales increase of 0.1 percent to $2.392 billion for its fiscal year ended October 31, 2016.  In fiscal 2015, the company delivered net earnings of $201.6 million, or $1.78 per share for the year, on net sales of $2.391 billion.

For the fourth quarter, Toro reported net earnings of $30.2 million or $0.27 per share, on a net sales decrease of 2.6 percent to $468.4 million.  In the comparable 2015 period, the company posted net earnings of $23.6 million on net sales of $480.8 million.

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective September 16, 2016.

The company also announced that its board of directors has declared a quarterly cash dividend of $0.175 per share, a 16.7 percent increase from its previous quarterly dividend rate of $0.15 per share.  This dividend is payable on January 12, 2017 to shareholders of record on December 27, 2016.  For the fiscal year, the company returned almost $178 million to shareholders through the payment of $65.9 million in dividends and the repurchase of approximately 2.7 million shares of common stock.

“We are pleased to announce record earnings for fiscal 2016, driven by consistent performance and growth in our professional businesses,” said Richard M. Olson, Toro’s president and chief executive officer.  “New product introductions across the portfolio were favorably received and we made notable progress in reducing our inventory levels.  Despite challenges presented by negative currency conditions and a lack of in-season snowfall, we benefitted from solid demand for our golf equipment and irrigation products and we gained share in those markets.  Similarly, we saw increased momentum in our landscape contractor, specialty construction and rental businesses due to the success of new products such as the TITAN® HD zero turn mower and the Dingo® TX 1000.”

“I am proud of our team’s efforts to increase productivity while prudently managing expenses, all of which helped drive our performance,” said Olson.  “It is the collective contributions of our engaged employees that make these results possible.  I would like to thank our entire team, including our channel partners worldwide.  It is their dedication and commitment that helps us achieve these consistent results.”

“With fiscal 2017 already underway, we remain committed to delivering innovative products and serving customers across our businesses.  As anticipated, pre-season demand for snow and ice management products was affected by the lack of snowfall last winter.  However, mild autumn conditions extended the growing season in several areas, which benefitted our turf maintenance businesses.  Recent weather patterns appear promising, and we are encouraged by the resulting retail activity.  We will pay careful attention to inventory levels while ensuring we remain responsive to customer demand.  As we embark on the last year of our Destination Prime employee initiative, we are committed to growth and profitability, while maintaining focus on working capital management.  As always, we recognize that unfavorable weather conditions could negatively impact demand throughout the year, but we will maintain a steady approach in executing on our initiatives in the months ahead.”

For fiscal 2017, the company expects revenue growth to be about 3 to 4 percent, and net earnings to be about $2.20 to $2.26 per share.  For the first quarter, the company expects net earnings to be about $0.34 to $0.36 per share.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for fiscal 2016 totaled $1.705 billion, up 4.0 percent from $1.640 billion last year. Strong performance across our professional businesses drove the positive results for the year.  Solid demand for our golf equipment, Toro branded landscape contractor equipment, as well as the success of the Dingo TX 1000 contributed to the growth for the year.  For the fourth quarter, professional segment net sales were $343.5 million, up 5.6 percent from the comparable fiscal 2015 period. The growth was driven largely by the strong demand for golf products paired with favorable weather conditions experienced in the quarter.  The sales growth for both periods was somewhat offset by the lighter snowfall during the 2016 winter season.

•                  Professional segment earnings for fiscal 2016 totaled $352.1 million, up 14.3 percent from $308.0 million from the prior year. For the fourth quarter, professional segment earnings were $59.7 million, up from $49.3 million in the comparable fiscal 2015 period.

Residential

•                  Residential segment net sales for fiscal 2016 were $669.1 million, down 7.8 percent from $725.7 million last year. Mild in-season winter conditions paired with a soft snow pre-season to wrap up the fiscal year are the main contributors to the decline.  For the fourth quarter, residential segment net sales were $118.8 million, down 19.2 percent from the comparable fiscal 2015 period.  A decrease in sales of residential snow products was the largest contributing factor to the decline. The negative sales impact for both periods was somewhat offset by strong demand for our walk power mowers.

•                  Residential segment earnings for fiscal 2016 totaled $73.7 million, down 13.3 percent from fiscal 2015. For the fourth quarter, residential segment earnings were $9.2 million, down from $15.8 million in the comparable fiscal 2015 period.

OPERATING RESULTS

Gross margin as a percent of sales for fiscal 2016 was up 160 basis points from last year to 36.6 percent.  For the fourth quarter, gross margin as a percent of sales increased 170 basis points to 36.8 percent.  For both periods, favorable commodity costs and enhanced productivity, as well as segment mix, contributed to the increases.  These increases were partially offset by the impacts of unfavorable currency exchange rates for both the quarter and the fiscal year.

Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2016 increased 10 basis points to 22.6 percent compared to last year.  For the fourth quarter, SG&A expense as a percent of sales increased 10 basis points to 27.5 percent.

Operating earnings as a percent of sales for fiscal 2016 improved 150 basis points from last year to 14.0 percent.  For the fourth quarter, operating earnings improved 160 basis points to 9.3 percent of sales.

The effective tax rate for fiscal 2016 was 30.1 percent, compared to 30.7 percent last year.  The decrease was due to favorable one-time adjustments and the permanent extension of the domestic research tax credit.

Accounts receivable at the end of fiscal 2016 totaled $163.3 million, down 7.8 percent from last year.  Net inventories were $307.0 million, down 8.2 percent from last year. Trade payables were $174.7 million, up 14.9 percent from last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2016, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

December 8, 2016 at 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 8, 2016. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions.  Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability, tax and trade policies in the countries in which we manufacture or sell our products, and implications of the United Kingdom’s vote to exit the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
	2016	2015	2016	2015
Net sales	$468,356	$480,807	$2,392,175	$2,390,875
Gross profit	172,137	168,574	874,595	835,935
Gross profit percent	36.8%	35.1%	36.6%	35.0%
Selling, general, and administrative expense	128,623	131,742	540,199	536,821
Operating earnings	43,514	36,832	334,396	299,114
Interest expense	(5,315)	(4,686)	(19,336)	(18,757)
Other income, net	3,535	3,159	15,400	10,674
Earnings before income taxes	41,734	35,305	330,460	291,031
Provision for income taxes	11,504	11,751	99,466	89,440
Net earnings	$30,230	$23,554	$230,994	$201,591

Basic net earnings per share of common stock	$0.28	$0.21	$2.10	$1.81

Diluted net earnings per share of common stock	$0.27	$0.21	$2.06	$1.78

Weighted-average number of shares of common stock outstanding — Basic	109,546	110,099	109,834	111,130

Weighted-average number of shares of common stock outstanding — Diluted	111,667	112,587	111,987	113,514

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective September 16, 2016.

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Net Sales	2016	2015	2016	2015
Professional	$343,483	$325,185	$1,705,312	$1,639,659
Residential	118,801	147,095	669,131	725,682
Other	6,072	8,527	17,732	25,534
Total*	$468,356	$480,807	$2,392,175	$2,390,875

*Includes international sales of:	$129,011	$135,724	$579,588	$610,635

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Earnings (Loss) Before Income Taxes	2016	2015	2016	2015
Professional	$59,749	$49,283	$352,060	$308,010
Residential	9,197	15,825	73,691	84,956
Other	(27,212)	(29,803)	(95,291)	(101,935)
Total	$41,734	$35,305	$330,460	$291,031

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	October 31,	October 31,
	2016	2015
ASSETS
Cash and cash equivalents	$273,555	$126,275
Receivables, net	163,265	177,013
Inventories, net	307,034	334,514
Prepaid expenses and other current assets	35,155	34,782
Total current assets	779,009	672,584

Property, plant, and equipment, net	222,038	224,995
Long-term deferred income taxes	57,228	66,663
Goodwill and other assets, net	329,243	339,416
Total assets	$1,387,518	$1,303,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$22,484	$23,134
Short-term debt	—	222
Accounts payable	174,668	152,017
Accrued liabilities	266,687	268,361
Total current liabilities	463,839	443,734

Long-term debt, less current portion	331,423	354,818
Deferred revenue	11,830	11,365
Other long-term liabilities	30,391	31,576
Total stockholders’ equity	550,035	462,165
Total liabilities and stockholders’ equity	$1,387,518	$1,303,658

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Fiscal Years Ended
	October 31,	October 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$230,994	$201,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(9,588)	(8,353)
Provision for depreciation, amortization, and impairment loss	64,097	63,143
Stock-based compensation expense	10,637	10,836
Decrease in deferred income taxes	10,075	200
Other	(464)	(128)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	15,785	(25,647)
Inventories, net	23,192	(52,656)
Prepaid expenses and other assets	(905)	(607)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	18,119	48,490
Net cash provided by/(used in) operating activities	361,942	236,869

Cash flows from investing activities:
Purchases of property, plant, and equipment	(50,723)	(56,374)
Proceeds from asset disposals	310	179
Distributions from finance affiliate, net	9,848	4,264
Proceeds from sale of a business	1,500	—
Acquisition, net of cash acquired	—	(198,329)
Net cash provided by/(used in) investing activities	(39,065)	(250,260)

Cash flows from financing activities:
Repayments of short-term debt	(1,161)	(21,283)
Repayments of long-term debt	(24,107)	(7,227)
Excess tax benefits from stock-based awards	12,495	8,459
Proceeds from exercise of stock options	20,226	9,203
Purchases of Toro common stock	(111,999)	(106,964)
Dividends paid on Toro common stock	(65,890)	(55,549)
Net cash provided by/(used in) financing activities	(170,436)	(173,361)

Effect of exchange rates on cash and cash equivalents	(5,161)	(1,846)

Net increase/(decrease) in cash and cash equivalents	147,280	(188,598)
Cash and cash equivalents as of the beginning of the fiscal period	126,275	314,873
Cash and cash equivalents as of the end of the fiscal period	$273,555	$126,275

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